Exhibit 99.1

EXCHANGE AGREEMENT

This Exchange Agreement (‘‘Agreement”) is dated as of May __, 2020, by and between Advanzeon Solutions, Inc., a Delaware corporation, (“ASI”) and Marli B. Miller Trust A-4, Lloyd I. Miller Trust A-4, MILFAM LLC, Marli B. Miller, JPMorgan Chase, N.A. Custodian FBO Susan F Miller Spousal IRA, the Lloyd I Miller, III revocable Trust dtd 01/07/97 and Catherine Miller Trust C, (collectively the “Holders”).

WHEREAS, The Holders hold certain promissory notes as set forth on Attachment A (the “Notes”) hereto titled 10% Senior Notes Due April 15, 2012; and

WHEREAS, The Holders desire to exchange the Notes for shares of ASI Common Stock (the “Shares”) and warrants to purchase common stock in the form attached hereto as Attachment B (the “Warrants”) in the amounts set forth in Attachment A (collectively the “Securities”) with the exchange rate for the Securities being (x) $.20 of principal and accrued but unpaid interest on the Notes as of April 21, 2020 per (y) 1 Share together with a Warrant to purchase 0.35113 of a share of Common Stock; and

WHEREAS, ASI is willing to so issue the Securities in exchange for the Notes.

NOW THEREFORE, Upon the terms and subject to the conditions of this Agreement the parties agree as follows.

1. The WHEREAS clauses set forth above are hereby incorporated by reference herein as if fully written

2. ASI will deliver the Securities to the Holders in the amounts set forth in Attachment A hereto on or before May XX, 2020, according to the delivery instructions provided by the Holders.

3. ASI represents and warrants to the Holders that ASI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. ASI is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary.

3a. The authorized capital stock of ASI consists of 1,000,000,000 shares of Common Stock, $.01 par value, of which 71,661,656 shares were issued and outstanding as of April 21, 2010, 1,000,000 shares of Preferred Stock, $.0001 par value of which 14,400 shares of Series C Convertible Preferred Stock are authorized and 10,434 shares are issued and outstanding and 7,000 shares of Series D Convertible Preferred Stock are authorized and 250 shares are issued and outstanding all as of April 21, 2020. Also as of April 21, 2020, there were 66,189,314 common stock purchase warrants issued and outstanding.

3b. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of ASI, and this Agreement is a valid and binding obligation of ASI, enforceable against it in accordance with its terms.

3c. The transactions contemplated by this Agreement, including without limitation the issuance of the Securities and the compliance with the terms of this Agreement have been unanimously approved and declared advisable as being in best interest of ASI by the Board of Directors of ASI.

3d. The Securities have been duly authorized by all necessary corporate action. When issued, the Shares and the shares of Common Stock issuable pursuant to the Warrants (“Warrant Shares”) will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws. [ASI covenants that for the duration of the exercise period of the Warrants, ASI will at all times reserve and keep available, from its authorized and shares of Common Stock, such number of Warrant Shares as from time to time shall be issuable upon the exercise of the Warrants. ASI further covenants that it shall, from time to time, take all steps necessary to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued is insufficient to permit the exercise of the Warrants.]

3e. ASI represents and warrants that it has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1933, as amended during the preceding twelve months including its annual report on form 10-K for the fiscal year ended December 31, 2019.

4. The Holders jointly and severally agree that without the prior written consent of ASI and except as set forth below, the Holders will not until the earlier of (a) one year from the date of this Agreement or (b) the average daily trading volume of ASI’s Common Stock is no less than 500,000 shares for 30 consecutive trading days (the “Lock-Up Period”) (i) offer, pledge , gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares or any Warrant Shares, or (ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares or the Warrant Shares, whether any such transaction is to be settled by delivery of shares of ASI’s Common Stock or such other securities, in cash or otherwise (i) and (ii) being referred to collectively as the (‘Lock Up”). Notwithstanding the foregoing, without the prior written consent of ASI, the Holders may transfer any of the Securities as a bona fide gift, by will or intestacy, or to a family member of trust for the benefit of a family member, or other transfer for estate planning purposes; provided, that each transferee, donee or distributee of the Securities shall deliver to ASI a lock-up letter substantially in the form of this Section 4. Each certificate representing the Shares and the Warrant Shares, if required, will bear a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THAT CERTAIN EXCHANGE AGREEMENT DATED MAY XX, 2020”

4a. Following the release of the Securities from the Lock-Up the Holders jointly and severally agree to limit the resale of the Shares and Warrant Shares in the public market as follows. If at any time within 18 months of the date of this Agreement the Holders intend in good faith to sell more than 200,000 shares on any single trading day (a “Sale Day”), the Holders shall provide the Company prior notice of the amount of shares they intend to sell (the “Offered Shares”) via email to [__________]  after market close on the prior trading day (the “Notice Day”). The Company shall have the right to purchase, either directly or via its designated broker, all but not less than all of the Offered Shares at the closing bid price for the Common Stock on the principal trading market (including, if applicable, OTC) on the Notice Day. The Company may exercise this right via reply email, with confirmation of the amount, price and manner of sale, no later than market open on the Sale Day (the “Acceptance Notice”). If the Company timely delivers an Acceptance Notice, the parties shall take all actions necessary to close and fund such sale within 2 trading days following the Sale Day. If the Holders do not timely receive an Acceptance Notice, the Holders shall not be restricted in their resales of Shares and Warrant Shares on such Sale Day.

4b. ASI shall cause the foregoing legend to be removed promptly after the receipt of request by the Investor in connection with any resale of the Shares or Warrant Shares that is made in compliance with, or pursuant to a valid exemption from, the registration provisions of the Securities Act of 1933, as amended, and the requirements of this Section 4.

5. The Holders individually and jointly acknowledge that they are acquiring the Securities for their own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended and rules and regulation promulgated thereunder. The Holders acknowledge that they or their representatives have had an opportunity to review ASI’s annual report on Form 10-K for the fiscal year ended December 31, 2019, and any other filings made to the SEC as displayed on the SEC website.

6. The Warrants will be a standard type ASI uses, the form of which is attached hereto as Attachment B, with a term of five years with an exercise price of $.25 per warrant and will not have a cashless exercise option.

7. The Holders jointly and severally acknowledge and agree that upon the delivery of the Securities set forth herein, ASI will record the Notes as having been cancelled and there are no other agreements or understandings, either written or oral between the Holders and ASI other than what is contained in this Agreement.

8. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by overnight delivery signature required or seven days after being sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following addresses or to such other address the parties to this Agreement shall specify by notice to the other parties:

If to ASI: 2901 W. Busch Blvd., Suite 701

Tampa, FL 33618

Attn: Clark A. Marcus, CEO

If to the Holders: Milfam LLC

2336 SE Ocean Blvd., Suite 400

Stuart, FL 34996

Attn: Neil S. Subin

9. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any term of this Agreement may be amended, terminated or waived only with the written consent of ASI and the Holders.

10. This Agreement shall be governed and construed in accordance with the laws of the State of Florida. Each of the parties hereto submits to the competent jurisdiction of any federal or state court located in the State of Florida.

11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY.

12. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written by their respective officers/representatives thereunto duly authorized.

Advanzeon Solutions, Inc.

By:

Clark. A Marcus, CEO

(Signatures continue on next pages)

Marli B. Miller Trust A-4

By:	MILFAM LLC

Its:	Investment Advisor

By:
Name:	Neil S. Subin
Title:	Manager

Lloyd I. Miller Trust A-4

By:	MILFAM LLC

Its:	Investment Advisor

By:
Name:	Neil S. Subin
Title:	Manager

MILFAM II L.P.

By:	MILFAM LLC
Its:	General Partner

By:
Name:	Neil S. Subin
Title:	Manager

Marli B. Miller

By:
Name:	Marli B. Miller

JPMorgan Chase, N.A. Custodian FBO Susan F Miller Spousal IRA

By:
Name:	Neil S. Subin
Title:	Agent for Susan F. Miller, Beneficiary

Lloyd I. Miller, III Revocable Trust dtd 01/07/97

By:
Name:	Neil S. Subin
Title:	Trustee

Catherine Miller Trust C

By:	MILFAM LLC
Its:	Investment Advisor

By:
Name:	Neil S. Subin
Title:	Manager